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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PEOPLESOFT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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PEOPLESOFT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2003

TO THE STOCKHOLDERS OF PEOPLESOFT, INC.:

        The 2003 Annual Meeting of Stockholders of PeopleSoft, Inc. will be held at 10:00 a.m., PDT, on Tuesday, May 27, 2003, at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

  1.
  To elect three Class I directors to serve two-year terms.

  2.
  To approve the adoption of our 2003 Directors Stock Plan.

  3.
  To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003.

  4.
  To act on a stockholder proposal urging the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in PeopleSoft's income statement.

  5.
  If properly presented at the Annual Meeting, to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 1, 2003 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your proxy as promptly as possible using one of the following three options—by telephone, the Internet or mail. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                      By Order of the Board of Directors,

                      Craig A. Conway, President and
                      Chief Executive Officer

Pleasanton, California
April 28, 2003

IMPORTANT: Whether or not you plan to attend the Annual Meeting, you are requested to promptly submit your vote.

For record holders:    please help keep our printing and mailing costs down by registering at www.icsdelivery.com/psft to receive your future proxy materials electronically.

MAPS TO
CARR AMERICA VISITOR'S CENTER IN PLEASANTON
AND LOCATION OF STOCKHOLDER MEETING ROOM

TO PLEASANTON

        From the San Francisco Airport—Take Rt. 101 South to Rt. 92 East over the San Mateo Toll Bridge. Take I-880 North to I-238 East and follow the signs to I-580 East toward Stockton.

        From the Oakland Airport—Take I-880 South to I-238 East and follow the signs to I-580 East toward Stockton.

        From the San Jose Airport—Take Rt. 101 South to I-880 North. After approximately 20 miles on I-880 North, follow the signs to I-238 East and follow the signs I-580 East toward Stockton.

        From Walnut Creek—Take I-680 South through San Ramon, then take I-580 East toward Stockton/Tracy.

TO CARR AMERICA VISITOR'S CENTER

        The Annual Meeting will be held in the Auditorium at the Carr America Visitor's Center at:

4400 Rosewood Drive
Pleasanton, California 94588

        On I-580, approximately 1 mile east of the I-680 Interchange, take the Hacienda Exit and turn right on Hacienda Drive. Turn left on Owens Drive. Turn left onto Rosewood Drive, take the second right and the Visitor's Center will be straight ahead. Free parking is available. Upon entering the Visitor's Center, the Auditorium will be straight ahead.

PEOPLESOFT, INC.

PROXY STATEMENT FOR THE
2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. ("Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 27, 2003, at 10:00 a.m. PDT, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588. PeopleSoft's telephone number is (925) 694-3000. When proxies are properly submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, proxy holders will vote the shares according to the recommendations of the Board of Directors and at the discretion of the proxy holders on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. A broker may not vote shares held by a beneficial owner without instructions on the adoption of the 2003 Directors Stock Plan and the adoption of the stockholder proposal on stock options policy but may vote the shares on routine matters, such as the election of directors, the ratification of independent auditors and other matters that may come before the Annual Meeting.

        These proxy solicitation materials and the Annual Report on Form 10-K for the year ended December 31, 2002, which includes PeopleSoft's audited financial statements, were first mailed on or about April 28, 2003, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

        Stockholders of record at the close of business on April 1, 2003 ("Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 316,408,003 shares of PeopleSoft's Common Stock, $0.01 par value per share, were issued and outstanding. No shares of PeopleSoft's Preferred Stock were outstanding.

Voting and Solicitation

        Each stockholder is entitled to one vote for each share of Common Stock owned on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Stockholders may submit their vote using one of the three options provided: (1) through the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Please see your proxy card for further instructions on how to submit your vote.

        PeopleSoft has retained Georgeson Shareholder Communications, Inc. to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. PeopleSoft will pay Georgeson a solicitation fee of $14,000 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the Record Date by them. PeopleSoft will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of PeopleSoft. No additional compensation will be paid for such services. Solicitation may be conducted in person or by telephone, electronically or other means of communication.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering a written notice of revocation bearing a later date than the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, (iii) re-voting by telephone or via the Internet in accordance with the instructions on the proxy card, or (iv) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be mailed to Proxy Services, c/o Equiserve Trust Co., N.A., P.O. Box 8078, Edison, New Jersey 08818-9350, or hand-delivered to the Secretary of PeopleSoft at the Annual Meeting before the taking of the vote.

Quorum; Abstentions; Broker Non-Votes

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares having voted at the Annual Meeting (the "Votes Cast") with respect to such matter.

        PeopleSoft will treat abstentions as a vote withheld for the election of directors and in all other instances as a vote against a proposal.

        Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients who are beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the Annual Meeting include both routine matters, such as the election of directors and the ratification of independent auditors, and non-routine matters, such as the adoption of the 2003 Directors Stock Plan and whether to adopt the stockholder proposal on stock options policy if properly presented. PeopleSoft will not count broker non-votes for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted; thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Stockholder Proposals for the Next Annual Meeting

        PeopleSoft currently intends to hold its 2004 Annual Meeting of Stockholders in May 2004 and to mail Proxy Statements relating to such meeting in April 2004. The date by which stockholder proposals must be received by PeopleSoft so that they may be considered for inclusion in the Proxy Statement and form of proxy for its 2004 Annual Meeting of Stockholders is December 30, 2003. The date by which stockholder proposals must be received by PeopleSoft so that they may be presented at the 2004 Annual Meeting is March 14, 2004. Such stockholder proposals should be submitted to PeopleSoft, Inc. at 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Secretary of PeopleSoft.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 1, 2003 (except as noted below), certain information with respect to the beneficial ownership of PeopleSoft's Common Stock by (i) each person known by PeopleSoft to own beneficially more than 5% of the outstanding shares of our Common Stock ("Principal Stockholder"), (ii) each director of PeopleSoft, (iii) each executive officer named in the Summary Compensation Table on page 5 of this Proxy Statement, and (iv) all directors and executive officers as a group. PeopleSoft knows of no agreements among its stockholders that relate to voting or investment power of its Common Stock.

	Shares of Common Stock Beneficially Owned(1)
Directors, Named Executive Officers and Principal Stockholders	Number	Percentage Ownership
Officers
Craig A. Conway (also a director)(2)(3)	3,786,494	1.20%
Guy E. Dubois(2)(3)	624,430	*
Ram Gupta(2)(3)	435,190	*
Kevin T. Parker(2)(3)	626,427	*
W. Philip Wilmington(2)(3)	592,206	*
Directors (Who Are Not Also Named Executive Officers)
A. George "Skip" Battle(2)	112,066	*
Aneel Bhusri	26,125	*
David A. Duffield(4)	29,162,607	9.22%
Frank J. Fanzilli, Jr.	0	*
Steven D. Goldby(2)	60,000	*
Cyril J. Yansouni(2)	84,000	*
All Directors and Executive Officers as a Group(5)	36,499,218	11.54%
Principal Stockholders
AXA Financial, Inc.(6) 1290 Avenue of the Americas New York, NY 10104	37,171,351	11.75%
Massachusetts Financial Services Company(7) 500 Boylston Street Boston, MA 02116	17,460,111	5.52%

*
Less than 1%

(1)
The percentage of ownership indicated is based on 316,408,003 shares of Common Stock outstanding as of April 1, 2003, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and includes voting and investment power with respect to shares. Each person holds sole voting and investment power over the shares reported for him unless otherwise indicated. Shares subject to options exercisable on April 1, 2003 or within 60 days thereafter are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes the following numbers of shares issuable with respect to options that are exercisable on or within 60 days after April 1, 2003: Mr. Conway: 3,159,893; Mr. Dubois: 545,930; Mr. Gupta: 356,690; Mr. Parker: 493,435; Mr. Wilmington: 494,919; Mr. Battle: 109,000; Mr. Goldby: 60,000; and Mr. Yansouni: 84,000.

(3)
Includes the following numbers of unvested shares held pursuant to restricted stock awards: Mr. Conway: 625,000; Mr. Dubois: 78,500; Mr. Gupta: 78,500; Mr. Parker: 131,583; and Mr. Wilmington: 73,688.

(4)
Includes 29,065,177 shares held by trusts or accounts of which Mr. Duffield is trustee or director and 97,430 shares held by Mr. Duffield's wife.

(5)
Includes 6,125,050 shares subject to stock options held by directors and executive officers (14 persons) that are exercisable on or within 60 days after April 1, 2003, and 1,140,522 unvested shares held pursuant to restricted stock awards.

(6)
Shares beneficially owned are determined solely from information reported on a Schedule 13G dated February 12, 2003, and an amendment to Schedule 13G dated March 28, 2003.

(7)
Shares beneficially owned are determined solely from information reported on a Schedule 13G dated February 13, 2003.

EQUITY COMPENSATION PLAN INFORMATION

        In 2002, there were five compensation plans that provided for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the Amended and Restated 1989 Stock Plan, 1992 Directors' Stock Option Plan, 1992 Employee Stock Purchase Plan (the "Purchase Plan") and Amended and Restated 2001 Stock Plan, each of which has been approved by stockholders; and the 2000 Nonstatutory Stock Option Plan (the "2000 Plan"), which did not receive approval by stockholders as none was required. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2002:

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	67,823,740	$22.01	8,308,900(2)
Equity compensation plans not approved by stockholders(3)	8,001,084	$24.696	431,399
Total	75,824,824		8,740,299

(1)
The information presented in this table excludes options assumed by PeopleSoft in connection with acquisitions of other companies. As of December 31, 2002, 637,104 shares of our Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $10.34 per share.

(2)
Includes 3,186,205 shares that are reserved for issuance under the Purchase Plan and 1,422,000 reserved for issuance under the now expired 1992 Directors' Stock Option Plan. The number of shares reserved for issuance under the Amended and Restated 1989 Stock Plan is automatically increased on January 1 of each year (through January 1, 2008) in an amount equal to the lesser of (i) 20,000,000 shares or (ii) 5% of our outstanding shares of Common Stock as of December 31 of the preceding calendar year.

(3)
Consists of options that are outstanding, and shares available for future issuance, under the 2000 Plan. The material features of the 2000 Plan are described in Note 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the SEC thereunder, require PeopleSoft's executive officers and directors, and persons who own more than 10% of a registered class of PeopleSoft's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by PeopleSoft, or on written representations from certain reporting persons that no other reports were required for such persons, PeopleSoft believes that, during or with respect to the period from January 1, 2002 to December 31, 2002, its executive officers, directors and 10% stockholders complied with all of the applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the annual and long-term compensation earned in each of the last three years by PeopleSoft's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers"):

		Annual Compensation			Long-Term Compensation Award(s)
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Award(s)($)(2)	Securities Underlying Options(#)	All Other Compensation ($)
Craig A. Conway President and Chief Executive Officer/Director	2002 2001 2000	$1,000,000 1,000,000 750,000	$1,920,000 2,325,000 2,250,000	— — —	$14,645,000(3) — —	4,125,000 1,000,000 500,000	— — —
Guy E. Dubois Executive Vice President, International	2002 2001 2000	364,000 281,000 242,000	338,000 891,000 1,125,000(6)	$142,000(4) 153,000(4) 39,000(4)	1,464,500(5) — —	525,000 60,000 550,000	— — —
Ram Gupta(7) Executive Vice President, Products & Technology	2002 2001 2000	425,000 325,000 125,000	1,386,000 1,483,000 159,600	— — —	1,464,500(5) — —	525,000 — 525,273	— — —
Kevin T. Parker(8) Executive Vice President, Finance and Administration, Chief Financial Officer	2002 2001 2000	400,000 330,000 66,000	464,000 475,000 170,000	— — —	1,025,150(5) 1,795,000(9) —	437,500 130,000 450,000	— — —
W. Philip Wilmington Executive Vice President, Americas	2002 2001 2000	425,000 350,000 300,000	391,000 1,057,000 624,000	25,000(11) 62,000(11)	1,464,500(5) 448,750(12) —	525,000 130,000 205,000	$8,000(10) 8,000(10) 8,000(10)

(1)
Payments of bonuses are made pursuant to PeopleSoft's employee bonus plan, annual discretionary bonus program, and, as applicable, individual retention arrangements.

(2)
On December 31, 2002, the number of unvested shares held pursuant to restricted stock awards, and their aggregate value on that date, was as follows: Mr. Conway: 625,000 shares valued at $11,437,500; Mr. Dubois: 50,000 shares valued at $915,000; Mr. Gupta: 50,000 shares valued at $915,000; Mr. Parker: 101,666 shares valued at $1,860,488; and Mr. Wilmington: 68,750 shares valued at $1,258,125.

(3)
These shares vest 100% on February 1, 2006, or will vest prorata if Mr. Conway leaves the Company under certain circumstances prior to February 2006.

(4)
In 2000, Mr. Dubois received a sales commission of $39,189. In 2001, he received an auto reimbursement, travel compensation and a sales excellence award for $4,095, $147,804 and $957, respectively. In 2002, he received an auto reimbursement and travel compensation for $3,887 and $137,705 respectively.

(5)
These shares vested 1/4 on February 5, 2003, then vest 1/16th per quarter thereafter, for a total vesting period of four years.

(6)
Includes a one-time $735,000 hiring bonus, which Mr. Dubois received upon joining PeopleSoft in 2000.

(7)
Mr. Gupta joined PeopleSoft in August 2000.

(8)
Mr. Parker joined PeopleSoft in October 2000.

(9)
These shares vested 1/3 on October 30, 2002, then vest 1/12th per quarter thereafter, for a total vesting period of three years.

(10)
The amounts represent Company contributions made to the deferred compensation plan account of Mr. Wilmington.

(11)
In 2000 and 2001, Mr. Wilmington received sales commissions of $60,000 and $15,000 respectively. In addition, Mr. Wilmington received a $1,541 sales excellence award in 2001.

(12)
These shares vested 1/4 on October 30, 2002, then vest 1/16th per quarter thereafter, for a total vesting period of four years.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made during the year ended December 31, 2002, to each of the Named Executive Officers. Each option was granted at the closing market price per share as report on the Nasdaq National Market on the date of grant:

Individual Grants
Potential Realization Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted To Employees in Fiscal Year(1)
Name			Exercise Price ($/share)	Expiration Date
					5%($)	10%($)
Craig A. Conway	3,000,000(3) 375,000(4) 375,000(5) 375,000(6)	10.675 1.334 1.334 1.334	$29.29 14.88 16.01 20.19	02/06/12 06/28/12 08/07/12 11/06/12	$55,260,971 3,509,232 3,775,726 4,761,518	$140,042,150 8,893,083 9,568,431 12,066,623
Guy E. Dubois	300,000(3) 75,000(4) 75,000(5) 75,000(6)	1.068 0.267 0.267 0.267	29.29 14.88 16.01 20.19	02/06/12 06/28/12 08/07/12 11/06/12	5,526,097 701,846 755,145 952,304	14,004,215 1,778,617 1,913,686 2,413,325
Ram Gupta	300,000(3) 75,000(4) 75,000(5) 75,000(6)	1.068 0.267 0.267 0.267	29.29 14.88 16.01 20.19	02/06/12 06/28/12 08/07/12 11/06/12	5,526,097 701,846 755,145 952,304	14,004,215 1,778,617 1,913,686 2,413,325
Kevin T. Parker	250,000(3) 62,500(4) 62,500(5) 62,500(6)	0.89 0.222 0.222 0.222	29.29 14.88 16.01 20.19	02/06/12 06/28/12 08/07/12 11/06/12	4,605,081 584,872 629,288 793,586	11,670,179 2,832,369 1,594,739 2,011,104
W. Philip Wilmington	300,000(3) 75,000(4) 75,000(5) 75,000(6)	1.068 0.267 0.267 0.267	29.29 14.88 16.01 20.19	02/06/12 06/28/12 08/07/12 11/06/12	5,526,097 701,846 755,145 952,304	14,004,215 1,778,617 1,913,686 2,413,325

(1)
Options to purchase an aggregate of 27,990,455 shares of PeopleSoft's Common Stock were granted to employees in 2002.

(2)
These columns show the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the options. The 5% and 10% assumed rates of appreciation presentation is one of the disclosure models mandated by the rules of the SEC and does not represent PeopleSoft's estimated or projected future prices of PeopleSoft's Common Stock.

(3)
These shares vest 1/16 per quarter over four years, commencing January 1, 2002.

(4)
These shares vest 1/16 per quarter over four years, commencing June 28, 2002.

(5)
These shares vest 1/16 per quarter over four years, commencing August 7, 2002.

(6)
These shares vest 1/16 per quarter over four years, commencing November 6, 2002.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 2002, including the year-end value of unexercised options:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
				Value of Unexercised In-the-Money Options at Fiscal Year-End(2)($)
Name	Shares Acquired on Exercise(#)	Value Realized(1)($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Craig A. Conway	425,000	$5,892,541	2,409,894/4,315,106	$6,279,655/$4,388,470
Guy E. Dubois	0	0	460,308/594,692	42,792/385,458
Ram Gupta	0	0	266,010/589,263	42,796/385,454
Kevin T. Parker	0	0	443,593/573,907	46,287/344,588
W. Philip Wilmington	0	0	387,421/648,938	552,097/539,011

(1)
"Value Realized" is calculated by determining the difference between the closing price per share of PeopleSoft's Common Stock as reported on the Nasdaq National Market on the date of exercise, and the exercise price of the shares.

(2)
"Value of Unexercised In-the-Money Options at Fiscal Year-End" is calculated by determining the difference between the closing price per share of PeopleSoft's Common Stock as reported on the Nasdaq National Market on December 31, 2002 ($18.30), and the exercise price of such options.

Employment Agreements and Severance Arrangements

        Employment Agreements.    PeopleSoft has employment agreements with two of its executive officers, Messrs. Conway and Dubois.

        Mr. Conway, President and Chief Executive Officer, entered into an employment agreement with PeopleSoft in May 1999. The agreement provided for an annual base salary starting at $500,000 subject to annual review. In addition, the agreement provides that Mr. Conway's bonuses will be determined by the Compensation Committee of the Board of Directors based on performance criteria established by the Compensation Committee. Pursuant to the employment agreement, in May 1999 the Compensation Committee granted Mr. Conway options to acquire 2,000,000 shares of Company Common Stock at an exercise price of $12.6875 per share with monthly vesting over a four year period, conditioned on Mr. Conway's continued employment or consulting relationship with PeopleSoft. Also pursuant to the employment agreement, Mr. Conway purchased 500,000 shares of PeopleSoft's Common Stock at $0.01 per share. Such restricted stock is subject to repurchase by PeopleSoft at its original purchase price, which right expires as to 25% of the shares each year over four years, conditioned on Mr. Conway's continued employment or consulting relationship. Mr. Conway is entitled to severance pay and accelerated vesting of stock options and restricted stock awards, initially granted or awarded pursuant to the employment agreement, under certain circumstances. If Mr. Conway is involuntarily terminated other than for cause, or if Mr. Conway voluntarily terminates his employment with PeopleSoft for good reason, the vesting of his stock options and restricted stock will be accelerated to the same extent as such stock would have vested had Mr. Conway remained employed by PeopleSoft for an additional twelve months. Further, Mr. Conway would be entitled to severance equal to one year's base salary plus target bonus. In the event of a change-in-control, Mr. Conway's unvested stock options and restricted stock would become fully vested and exercisable.

        PeopleSoft has an employment agreement with Mr. Guy Dubois, PeopleSoft's Executive Vice President, International. The agreement was originally entered into in 1999 when Mr. Dubois was hired by The Vantive Corporation (acquired by PeopleSoft in December 1999). The agreement, as amended in January 2001, provided for an initial base salary of $215,000 and a target bonus of $246,000, both of which are subject to adjustment. In addition, the agreement includes a provision for an expatriation allowance, a car allowance, a residential relocation allowance and an educational allowance. Mr. Dubois is entitled to severance pay equal to nine months' salary and prorata target bonus if his employment is terminated without cause. Either Mr. Dubois or PeopleSoft may terminate the agreement at any time.

        Severance Arrangements.    Pursuant to an offer letter dated June 28, 2000, if Mr. Gupta's employment is involuntarily terminated other than for cause, he is entitled to severance equal to six months' base salary. In addition, if the termination is a result of an acquisition of PeopleSoft or his responsibilities are significantly reduced as a result of an acquisition of PeopleSoft, 25% of Mr. Gupta's unvested stock options will become vested.

        Pursuant to an offer letter dated September 26, 2000, Mr. Parker is entitled to accelerated vesting of his stock options if PeopleSoft is acquired and his employment is adversely affected. Mr. Parker will receive vesting credit for a period of twice the amount of time that he was employed by PeopleSoft prior to the acquisition, or such lesser amount necessary to cause the options to become fully vested.

        In October 2002, the Compensation Committee approved a severance policy for executives, pursuant to which each executive officer (other than the CEO) is eligible to receive twelve months' salary, health insurance continuation payments, and target bonus under an executive bonus plan, and credit for twelve months' vesting with respect to equity awards, in the event of termination of employment for other than "Cause" as defined in the policy. In addition, in the event of termination of employment under certain circumstances following a "Change of Control" as defined in the plan, each eligible Executive will receive 100% vesting of his/her outstanding unvested options, as well as the other benefits listed in the preceding sentence. In order to receive benefits under this policy, an eligible executive must elect to forego all rights to compensation or accelerated vesting under the terms of any other agreement or arrangement with PeopleSoft.

REPORT OF THE COMPENSATION COMMITTEE

        The following is the Report of the Compensation Committee of PeopleSoft, describing the compensation policies and rationale applicable to PeopleSoft's executive officers for the year ended December 31, 2002. This Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the "Securities Act") or the Exchange Act, except to the extent that PeopleSoft specifically incorporates it by reference into such filing.

General

        The Compensation Committee of the Board of Directors of PeopleSoft is responsible for reviewing and approving PeopleSoft's executive compensation programs and the base salaries, bonus payments and equity incentive awards of executive officers. The Committee is also responsible for administering PeopleSoft's stock plans, except to the extent that such responsibilities have been retained by the Board or delegated to management. In 2002, the members of the Compensation Committee were Messrs. Battle (Chair), Goldby and Yansouni, all of whom are non-employee members of the Board.

Compensation Philosophy

        PeopleSoft's executive compensation programs are designed to attract and retain highly-qualified executives, reward executives for achieving PeopleSoft's corporate goals, and link executive compensation with stockholder interests and PeopleSoft's long-term success. In setting executives' compensation, the Committee weighs a range of factors, taking into account both Company performance and individual achievement. The Committee also considers salary survey data from selected peer group companies, including competitors, to ensure that PeopleSoft's compensation programs are competitive in the industry.

        The executive compensation programs consist primarily of three elements: (a) base salary, (b) cash incentive compensation, and (c) long-term equity incentive awards in the form of stock options and restricted stock awards. Executive officers are also entitled to various benefits generally available to all full-time employees of PeopleSoft, including health and welfare plans. In addition, PeopleSoft's executives are eligible to participate in a non-qualified deferred compensation plan under which PeopleSoft provided matching contributions, subject to a maximum amount in 2002 of $10,000. These matching contributions vest ratably after two through five years of employment. Although the executives are eligible to participate in PeopleSoft's 401(k) Plan, they were not eligible for a matching company contribution under that plan during 2002. The CEO and one other executive officer also received cash retention bonuses during 2002.

        Base Salary.    Executives' base salaries are reviewed annually by the Compensation Committee and may be adjusted at that time based principally on the following factors: PeopleSoft's overall performance; the executive's contributions to corporate goals; changes in the executive's scope of responsibilities; published pay data for comparable positions in the industry; and internal compensation equity considerations. PeopleSoft has targeted base salary for executive officers between the 50th and the 75th percentile of selected peer group companies. The Compensation Committee may choose to award compensation which is less than or greater than the target.

        Cash Incentives.    To reinforce the attainment of PeopleSoft's corporate goals and objectives, the Compensation Committee believes that a substantial portion of the annual cash compensation of each executive officer should be in the form of variable incentive pay. The maximum target cash incentive compensation for each executive officer is determined based on various factors, including internal compensation equity and published pay data for comparable industry positions. Executives other than the CEO are eligible to receive quarterly bonuses under a broad-based employee bonus plan ("Bonus Plan") based on a combination of Company performance and the achievement of individual goals and objectives. Company performance factors include achievement of revenue and operating income targets and attainment of customer satisfaction objectives; individual objectives or goals may include business unit revenue, margin, operating goals and objectives and management of operating expenses. The CEO's cash incentive compensation is awarded annually based on Company and individual performance criteria as discussed below.

        At the end of each year, the Committee reviews the overall performance of each executive and the role the executive played in PeopleSoft's overall performance, and may award a discretionary cash bonus, up to a maximum of 50% of the executive's target under the Bonus Plan for the year.

        Long-Term Stock-Based Incentives.    PeopleSoft's executive compensation policy emphasizes longer-term incentives through stock options and restricted stock. Such awards are used to encourage executives to achieve performance that will advance stockholder interests and as retention tools. Stock options and restricted stock awards may be awarded to individual executives based on (a) the individual's performance and achievement of goals, (b) the executive's contributions to PeopleSoft's performance, and (c) the Committee's assessment of the executive's potential to contribute to PeopleSoft's long-term success. Other factors include an evaluation of market survey data for peer group companies, the number of options currently held by the executive, and the relative proportion of long-term incentives within the executive's overall compensation mix.

        All stock options granted by PeopleSoft in 2002 had an exercise price equal to the market price of PeopleSoft's Common Stock on the date of grant. As a result, those stock options will only have value if the stock price increases after the grant date and the executive remains employed by the Company on the vesting date. Beginning in the second quarter of 2002, the Committee decided to grant the annual award of options to each executive in quarterly increments, rather than in a single grant. Restricted stock grants, if made, are generally made in a single, annual award.

CEO Compensation

        The compensation for PeopleSoft's CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO's compensation, the Committee considers PeopleSoft's overall performance, including achievement of revenue and operating income targets and expense management, and investor return. The Committee also considers Mr. Conway's individual performance, vision and leadership, and market survey data for peer group companies. Based upon these factors, the Committee established Mr. Conway's base salary for 2002 at $1,000,000, unchanged from the prior year. Although the CEO does not participate in the Bonus Plan, the Committee establishes each year a target cash incentive for Mr. Conway, also based on the factors described above. For 2002, upon its review of PeopleSoft's overall financial and business performance during the year as well as its performance relative to competitors, and the Board's evaluation of Mr. Conway's outstanding performance in leading the Company for the previous three years, Mr. Conway was awarded a cash incentive bonus of $1,095,000 and an additional $500,000 discretionary bonus. Mr. Conway also received a $325,000 retention bonus payment in 2002.

        In 2002, Mr. Conway was granted options to purchase an aggregate of 4,125,000 shares of PeopleSoft's Common Stock at exercise prices ranging from $14.88 to $29.29 per share. The shares subject to each option vest in equal quarterly increments over a four-year period. In addition, Mr. Conway was granted 500,000 shares of restricted stock, all of which vest on February 1, 2006, or will vest prorata if Mr. Conway leaves the Company under certain circumstances prior to February 2006. In awarding these grants, the Compensation Committee considered the Mr. Conway's outstanding performance in leading PeopleSoft, the Company's performance in 2002 and 2001 and an assessment of equity grants made to CEOs of other companies of similar size in the industry. These grants are intended to maintain Mr. Conway's compensation at a competitive level.

Tax Deduction Limit

        Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. Compensation subject to this deduction limit includes: cash compensation; the difference between the exercise price of stock options granted and the value of the underlying stock on the date of exercise; and the difference between the purchase price of a restricted stock award and the value of the underlying stock on the vesting date. PeopleSoft may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other "performance based" criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee
A. George "Skip" Battle (Chair) Steven D. Goldby Cyril J. Yansouni

Compensation Committee Interlocks and Insider Participation

        Messrs. Battle, Goldby and Yansouni are not executive officers of any entities for which any executive officer of PeopleSoft serves as a director or a member of the compensation committee, nor have they ever been officers or employees of PeopleSoft.

REPORT OF THE AUDIT COMMITTEE

        Following is the report of the Audit Committee of PeopleSoft's Board of Directors, describing the responsibilities and actions of the Committee for the year ended December 31, 2002. This report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that PeopleSoft specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

        The Audit Committee is responsible for retaining PeopleSoft's independent auditors and approving the services they will perform. Pursuant to the charter adopted by the Board in 2000, the Audit Committee acts on behalf of the Board of Directors to oversee PeopleSoft's financial reporting processes and the adequacy of its internal controls. The Committee reviews financial and operating reports and disclosures, including PeopleSoft's reports filed on Forms 10-K and 10-Q. The Committee also reviews the performance of the Company's internal and independent auditors.

        Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of PeopleSoft's audited financial statements to generally accepted accounting principles. The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Committee certify that the independent auditors are "independent" under applicable rules.

        In 2002, the Committee met eight times. The Committee meetings were attended by senior members of the financial management team and of the General Counsel's office and representatives of PeopleSoft's independent auditors; representatives of the Company's internal auditors also attended many of the meetings. Several meetings included executive sessions where the Committee met with PeopleSoft's independent auditors without management representatives. The Committee also reviewed with management and the internal and independent auditors the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the auditors of internal controls and the quality of the Company's financial reporting.

        In June 2002, the Committee recommended, and the Board of Directors engaged, KPMG LLP as PeopleSoft's independent auditors for the 2002 fiscal year. (See the discussion accompanying Proposal No. 3—Ratification of Appointment of Independent Auditors.) In September 2002, the Committee approved the retention of Ernst & Young LLP as internal auditors for PeopleSoft.

        The Committee has reviewed and discussed with management and the independent auditors the audited financial statements and interim financial reporting for the year ended December 31, 2002, as well as for prior years. The independent auditors' presentations to the Committee included the matters required to be discussed in accordance with Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee reviewed with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as amended). Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that PeopleSoft's audited financial statements for the year ended December 31, 2002 be included in its Annual Report on Form 10-K, which was filed with the SEC.

Audit Committee
Cyril J. Yansouni (Chair) A. George "Skip" Battle Frank J. Fanzilli, Jr. Steven D. Goldby

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

        PeopleSoft's Board of Directors currently consists of seven members, divided into three Class I and four Class II directors serving staggered two-year terms. Three Class I directors will be elected at the Annual Meeting for a term of two years. Four Class II directors (Messrs. Battle, Conway, Fanzilli and Yansouni) were elected at last year's annual meeting for a term of two years. The names of the nominees and related information as of April 1, 2003, are set forth below.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below, all of whom are presently directors of PeopleSoft. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy unless such vacancy has been eliminated. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (other than cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Each nominee listed below has consented to serve as a director if elected. PeopleSoft is not aware of any nominee who will be unable to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director's successor has been duly elected and qualified.

Vote Required

        The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors as Class I Directors. An abstention will have the same effect as a vote withheld for the election of directors and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE NOMINEES LISTED BELOW

Names of Nominees and Directors	Age	Position(s) With the Company	Director Since	Expiration of Term of Office
Nominees for Class I Director
David A. Duffield	62	Chairman of the Board of Directors	1987	2003
Aneel Bhusri	37	Director	1999	2003
Steven D. Goldby(1)(2)(3)	63	Director	2000	2003
Directors Whose Terms Continue (Class II Directors)
A. George "Skip" Battle(1)(2)	59	Director	1995	2004
Craig A. Conway	48	Director, President and Chief Executive Officer	1999	2004
Frank J. Fanzilli, Jr.(1)(3)	46	Director	2001	2004
Cyril J. Yansouni(1)(2)	60	Director	1992	2004

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Corporate Governance/Nominating Committee.

Nominees for Class I Director

        Mr. David A. Duffield is a founder of PeopleSoft and has served as Chairman of the Board since PeopleSoft's incorporation in 1987. He also served as Chief Executive Officer from August 1987 through September 1999 and President from August 1987 through May 1999. Prior to founding PeopleSoft, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from 1972 through 1987. During a portion of that time, Mr. Duffield also served as Integral's Chief Executive Officer. Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. Prior to that Mr. Duffield worked at International Business Machines Corporation ("IBM"), a computer systems manufacturer, as a marketing representative and systems engineer. He holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.

        Mr. Aneel Bhusri, a director of PeopleSoft since March 1999, is currently a General Partner with Greylock Management Corporation, an early stage venture capital firm. He joined PeopleSoft in 1993, serving in a variety of management positions, most recently Senior Vice President, Product Strategy, Marketing and Business Development from June 1998 to January 1999. Prior to joining PeopleSoft, Mr. Bhusri served as an associate at Norwest Venture Partners and spent several years in Morgan Stanley's corporate finance organization working with the firm's high-tech clients. He holds a B.S. degree in electrical engineering and economics from Brown University and an M.B.A. degree from Stanford University. In addition to PeopleSoft, Mr. Bhusri is a director of Marimba, Inc., Brience, Inc., PolyServe, Inc., Cape Clear, Data Domain, Pertigo and Corio, Inc.

        Mr. Steven D. Goldby was appointed as a director of PeopleSoft in February 2000. Mr. Goldby has served as Chairman and Chief Executive Officer of Symyx Technologies, Inc., a leading company applying combinatorial methods to materials science, since July 1998. Prior to joining Symyx, he served for more than ten years as Chairman of the Board and Chief Executive Officer of MDL Information Systems, Inc., a biotechnology software company. Before joining MDL, Mr. Goldby held various management positions, including Senior Vice President, at ALZA Corporation, from 1968 to 1973, and was President of Dynapol, a specialty chemical company, from 1973 to 1981. Mr. Goldby holds a B.S. degree in chemistry from the University of North Carolina and a J.D. degree from Georgetown University Law Center.

Directors Whose Terms Continue (Class II Directors)

        Mr. A. George "Skip" Battle became a director of PeopleSoft in December 1995. Mr. Battle is currently Chief Executive Officer and a member of the Board of Directors of Ask Jeeves, Inc. an Internet search engine company, and a Senior Fellow at the Aspen Institute, an international research firm. From 1968 until his retirement in June 1995, Mr. Battle served in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development and was serving as a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle holds a B.A. degree in economics with highest distinction from Dartmouth College and an M.B.A. degree from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is the Chairman of the Board of Directors of Fair Isaac Company and is a director of Barra, Inc. He is also a director of three mutual funds: Masters Select Equity, Masters Select Value and Masters Select International.

        Mr. Craig A. Conway joined PeopleSoft in May 1999 as President, Chief Operating Officer and director, and was promoted to Chief Executive Officer in September 1999. From 1996 to 1999, Mr. Conway was President and Chief Executive Officer of OneTouch Systems, a leader in the field of interactive broadcast networks. From 1993 to 1996, Mr. Conway served as President and Chief Executive Officer for TGV Software, Inc., an early developer of IP network protocols and applications for corporate intranets and the Internet. Prior to that time, Mr. Conway spent eight years at Oracle Corporation in a variety of senior management roles, most recently as an Executive Vice President. Mr. Conway graduated from State University of New York with a B.S. degree in computer science and mathematics.

        Mr. Frank J. Fanzilli, Jr., became a director of PeopleSoft in May 2001. Mr. Fanzilli was Managing Director and the Chief Information Officer of Credit Suisse First Boston, an investment banking firm, until his retirement in March of 2002. Mr. Fanzilli joined the First Boston Corporation in 1985 as an Analyst in the Information Services Department and held a variety of positions within Information Technology, including Head of European Information Services and Head of Global Application Development. Prior to joining Credit Suisse First Boston, Mr. Fanzilli spent seven years at IBM where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli received a B.S. degree in management, cum laude, from Fairfield University and an M.B.A. degree in finance, with distinction, from New York University, where he was the Marcos Nadler Scholar. Mr. Fanzilli is a director of CommVault, Inc. and Interwoven, Inc.

        Mr. Cyril J. Yansouni has been a director of PeopleSoft since 1992. Mr. Yansouni is currently the Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives. From March 1991 to June 2000, Mr. Yansouni served as both Chairman of the Board of Directors and Chief Executive Officer of Read-Rite Corporation. Prior to joining Read-Rite Corporation, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from 1988 to 1991, where he served in various senior management capacities, most recently as an Executive Vice

President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was employed by Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his B.S. degree in electrical and mechanical engineering from the University of Louvain, Belgium and his M.S. degree in electrical engineering from Stanford University. Mr. Yansouni serves as Chairman of the Board of Directors of Scion Photonics, Inc.

Board Meetings and Committees

        The Board of Directors of PeopleSoft held a total of four meetings during 2002. No director attended fewer than 75% of the total number of meetings of the Board of Directors or committees of the Board of Directors on which he served during 2002. The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee.

        The Audit Committee currently consists of Messrs. Battle, Fanzilli, Goldby and Yansouni (Chair). The Audit Committee is primarily responsible for retaining PeopleSoft's independent auditors, approving the services performed by them and for reviewing PeopleSoft's financial reporting process, accounting principles and its system of internal accounting controls. The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the National Association of Securities Dealers, Inc., and operates under a written charter adopted by the Board of Directors as of May 30, 2000. The Audit Committee held eight meetings in 2002. See the "Report of the Audit Committee" on page 11 above.

        The Compensation Committee currently consists of Messrs. Battle (Chair), Goldby and Yansouni, all of whom are non-employee directors of PeopleSoft. The Compensation Committee is responsible for reviewing and approving PeopleSoft's executive compensation policies and programs, including base salaries, bonus payments and long-term equity incentive awards to executive officers. The Committee is also responsible for administering PeopleSoft's stock plans, except to the extent that such responsibilities have been retained by the Board or delegated to management. The Compensation Committee held five meetings in 2002. See the "Report of the Compensation Committee" on page 9 above.

        In November 2002, the responsibilities of the Nominating Committee were expanded to include corporate governance and it was renamed the Corporate Governance/Nominating Committee. The committee currently consists of Messrs. Fanzilli and Goldby. The Corporate Governance/Nominating Committee was originally established to evaluate future Board members and generally does not consider recommendations to the Board from security holders. As of November 2002, it is also responsible for developing and implementing PeopleSoft's corporate governance policies and assessing the independence and effectiveness of the Board and its committees. The Corporate Governance/Nominating Committee held its meetings in conjunction with the Board of Directors' meetings.

Board Compensation

        Each non-employee director receives an annual retainer of $30,000 plus $5,000 for each committee membership (with an additional $5,000 paid for service as a chairman of a committee). In lieu of director compensation, Mr. Bhusri was paid a total of $22,190 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft through December 15, 2002, working on special projects. In lieu of director compensation, Mr. Duffield was paid a total of $12,780 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft working on special projects during 2002. Mr. Conway does not receive any cash compensation for service as a member of the Board of Directors.

        The Board of Directors has the authority to determine stock compensation for non-employee directors. In addition to cash compensation, pursuant to guidelines established by the Board, each non-employee director automatically receives an initial stock option grant upon joining the Board or otherwise becoming eligible (for example at the time an employee director becomes a non-employee director) as well as additional options annually for continued service. The initial option grant is 60,000 shares, which vests over a period of four years. In 2002, the size of the annual option was increased from 15,000 shares to 25,000 shares and the grants are now made in quarterly increments of 6,250 shares, which become fully vested one year after the date of grant. The exercise prices of options granted to non-employee directors are set at the market value on the date of grant. Prior grants to non-employee directors were made under our 1992 Directors' Stock Option Plan, which expired at the end of 2002. Future grants to non-employee directors will be made under the proposed 2003 Directors Stock Plan, the adoption of which is subject to stockholder approval at this Annual Meeting.

Certain Business Relationships and Transactions with Management

        Mr. Fanzilli, a director of PeopleSoft, Inc., was, until his retirement in March 2002, a Managing Director and the Chief Information Officer of Credit Suisse First Boston ("Credit Suisse"), an investment banking firm. Credit Suisse and its affiliates paid PeopleSoft and its affiliates an aggregate of approximately $1,196,000 for consulting and maintenance services and licensing fees during the first fiscal quarter of 2002.

        During 2002, Gary Conway, the brother of CEO Craig Conway, served as a marketing consultant for PeopleSoft until March 1, and thereafter was employed by the Company as Vice President, Corporate Marketing. Mr. Conway was paid consulting fees of $92,524 and was reimbursed for expenses in the amount of $8,346. As an employee, Mr. Conway was paid an aggregate salary and bonus in 2002 of $328,211. Chairman David A. Duffield's son and daughter-in-law, Michael D. Duffield and Michelle M. Duffield, were employed by the Company as an Account Executive and Senior Direct Marketing Specialist, respectively. They received, in the aggregate, salary and bonuses totaling $891,753 in 2002.

PROPOSAL NO. 2

APPROVAL OF
THE 2003 DIRECTORS STOCK PLAN

        On February 25, 2003, the Board of Directors approved the adoption of the PeopleSoft, Inc. 2003 Directors Stock Plan, an equity incentive plan for non-employee members of the Board of Directors (the "2003 Plan"), subject to approval by the stockholders of PeopleSoft.

Purpose of the 2003 Plan

        The 2003 Plan is intended to advance the interests of PeopleSoft and its stockholders in attracting, retaining and rewarding non-employee members of the Board of Directors by creating an additional incentive for such directors to contribute to the growth and profitability of PeopleSoft. The 2003 Plan is intended to replace the 1992 Directors' Stock Option Plan (the "1992 Plan"), which expired on December 31, 2002. While options previously granted to non-employee directors under the 1992 Plan will remain exercisable under their original terms, no new options may be granted under the 1992 Plan. Stockholder approval of the 2003 Plan is being requested at this Annual Meeting.

Description of the 2003 Plan

        The following paragraphs provide a summary of the principal features of the 2003 Plan. The 2003 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

General

        The 2003 Plan provides for the granting of nonstatutory stock options and restricted stock awards (collectively, "Awards") to non-employee members of the Board of Directors. A maximum of 2,000,000 shares of Common Stock is reserved for issuance under the 2003 Plan. The share reserve of the 2003 Plan consists of the following:

  •
  1,507,750 shares which will initially be available for grant, plus

  •
  492,250 shares, which is equal to the number of shares represented by options granted under the 1992 Plan that were outstanding on February 25, 2003 (the date on which the 2003 Plan was approved by the Board), but which will become available again for grant under the 2003 Plan only to the extent that any such options expire unexercised.

        If an option granted under the 1992 Plan or the 2003 Plan expires without being exercised in full, the unissued shares will be available for future grant under the 2003 Plan. If shares issued pursuant to a restricted stock award are subsequently repurchased or reacquired by PeopleSoft, such shares will become available for future issuance. If approved by stockholders, the 2003 Plan will be effective as of May 27, 2003. Until such approval, no Awards will be granted under the 2003 Plan.

Administration of the 2003 Plan

        The 2003 Plan is administered by the Board of Directors. Subject to the terms of the 2003 Plan, the Board has the discretion to determine which eligible persons will be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. All decisions and interpretations by the Board of Directors are final and binding on all participants.

Eligibility

        Only non-employee members of the Board of Directors are eligible to receive Awards under the 2003 Plan, and all Awards will be granted at the discretion of the Board of Directors. As of April 1, 2003, there were five non-employee members of the Board of Directors.

Options

        Options granted under the 2003 Plan will be nonstatutory stock options, which do not qualify for treatment as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Tax Aspects" below. The number of shares covered by each option will be determined by the Board. As described on page 15 above, the Board has established guidelines for initial and ongoing quarterly grants to non-employee directors, which the Board intends to use in connection with the 2003 Plan.

        The exercise price per share for each option will be 100% of the fair market value per share of our Common Stock on the date of grant. As of April 1, 2003, the closing price of our Common Stock as reported on the Nasdaq National Market was $15.27 per share. The exercise price must be paid in full at the time of exercise in cash, by check, the tender of shares of our Common Stock that are already owned by the participant, or by any combination of the foregoing.

        Options become exercisable at the times and on the terms established by the Board. Options expire at the times established by the Board but not later than 10 years after the date of grant. A vested option generally will remain exercisable for 90 days following the participant's termination of service, unless such termination results from the participant's death or disability, in which case the option generally will remain exercisable for 6 months following termination, provided that in no case may an option be exercised after its expiration date. In addition, if the participant's service terminates due to death, there is generally an additional year of vesting credit given.

        The Board of Directors may offer to buy out an option in cash or shares of our Common Stock, based on terms established at the time of such offer.

Restricted Stock Awards

        Restricted stock awards are shares of our Common Stock that are typically granted without requiring any monetary payment by the participant. Shares of restricted stock will vest in accordance with terms and conditions established by the Board subject to the terms of the 2003 Plan. The 2003 Plan requires that restricted stock Awards will have either (i) service-based vesting that is no faster than 1/3 of the shares vesting after one year and the remainder of the original award vesting quarterly or annually thereafter, so as to be 100% vested on the third anniversary of the date of grant, or (ii) hybrid performance and service-based vesting, with a minimum service-based cliff of at least one year. Unvested shares are forfeited if the participant terminates his or her service prior to vesting in the shares. The number of shares of restricted stock (if any) granted to a participant will be determined by the Board of Directors.

Adjustments Upon Changes in Capitalization

        In the event that our Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration by us, appropriate adjustments will be made in the number and class of shares of stock subject to the 2003 Plan, the number and class of shares of stock subject to any Award outstanding under the 2003 Plan, and the exercise price of any such outstanding Award.

        In the event of a liquidation or dissolution of PeopleSoft, any unexercised Awards will terminate. The Board may, in its discretion, provide that each participant will have the right to exercise all of the participant's Awards, including those not otherwise exercisable, until the date 10 days prior to the consummation of the liquidation or dissolution.

        In the event of a merger or sale of substantially all of the of assets of PeopleSoft, each outstanding Award will be assumed or an equivalent award will be substituted by the successor corporation. If the successor corporation refuses to assume the Awards or to substitute equivalent awards, such Awards will become 100% vested. In such event, the Board will notify the participant that each Award subject to exercise is fully exercisable for 15 days from the date of such notice and that the Award terminates upon expiration of such period.

Amendment and Termination of the 2003 Plan

        The 2003 Plan will continue in effect until the first to occur of (i) its termination by the Board of Directors, or (ii) the date on which all shares available for issuance under the 2003 Plan have been issued and all restrictions on such shares have lapsed. Awards outstanding at the time of termination of the 2003 Plan will remain in effect according to their terms. The Board may amend, alter, suspend or terminate the 2003 Plan, or any part thereof, at any time and for any reason; provided, however, that the Board may not amend the 2003 Plan without obtaining stockholder approval to the extent necessary to comply with any applicable rule or statute. No such action by the Board or stockholders may impair any Award previously granted under the 2003 Plan without the written consent of the participant.

Transferability of Awards

        Except as determined by the Board in its sole discretion, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Tax Aspects

        Federal Income Tax Information.    Nonstatutory stock options do not qualify for treatment as incentive stock options under Section 422 of the Code. A recipient of a nonstatutory stock option will not have taxable income upon the grant of the option. Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as a capital gain or loss. Such capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.

        In general, a participant will not have taxable income upon the receipt of an Award of restricted stock if the Award is subject to vesting conditions. However, the participant may elect, pursuant to Section 83(b) of the Code, to be taxed on the grant date (rather than the vesting date) by filing an election with the Internal Revenue Service. If a participant files a Section 83(b) election within 30 days of the grant date, he or she will recognize ordinary income on the grant date in an amount equal to the fair market value of the shares of restricted stock on such date. Unless the participant filed a Section 83(b) election, as the shares of restricted stock vest, the participant will recognize ordinary income equal to the fair market value of the vested shares on the applicable vesting date. Upon the sale of shares of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the vesting date (or the grant date, if the participant elected to be taxed on such date instead), will be taxed as a capital gain or loss. Such capital gain or loss will be long-term or short-term depending in whether the shares were held for more than one year.

        PeopleSoft will be entitled to a tax deduction in connection with an Award under the 2003 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income.

        Other Tax Consequences.    The foregoing discussion is only intended to be a general summary of the United States federal income tax aspects of Awards granted under the 2003 Plan, and an individual's tax consequences may vary depending on his or her particular circumstances. In addition, no information is given with respect to state or local taxes that may be applicable. Participants in the 2003 Plan who are residents of a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Awards to be Granted to Certain Individuals and Groups

        No Awards will be granted under the 2003 Plan until it is approved by the stockholders. Although the 2003 Plan does not provide for automatic option grants to non-employee directors, pursuant to the guidelines established by the Board, each of the five non-employee directors is expected to receive options to purchase 18,750 shares during the fiscal year ending December 31, 2003 (three quarterly grants of 6,250 shares). The table below sets forth the expected awards that will be received under the 2003 Plan during the fiscal year ending December 31, 2003 by certain individuals and groups. Pursuant to the rules of the SEC, certain executives and groups are listed below even though only non-employee directors are eligible to receive Awards under the 2003 Plan. As described above, the Board of Directors has discretion to revise its policies and otherwise to determine the number of Awards (if any) to be granted to any eligible individual under the 2003 Plan. Accordingly, the actual number of Awards to be granted to any eligible individual is not determinable and may differ from the number shown in the table below.

NEW PLAN BENEFITS

Name and Position	Shares
Craig A. Conway, President and Chief Executive Officer	0
Guy E. Dubois, Executive Vice President, International	0
Ram Gupta, Executive Vice President, Products & Technology	0
Kevin T. Parker, Executive Vice President, Finance and Administration, Chief Financial Officer	0
W. Philip Wilmington, Executive Vice President, Americas	0
All Current Executive Officers, as a Group	0
All Employees, Including all Current Officers Who Are Not Executive Officers, as a Group	0
All Current Directors Who Are Not Executive Officers, as a Group (6 Persons)	93,750

Vote Required

        The affirmative vote of a majority of the Votes Cast is required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE FOR PROPOSAL TWO

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected KPMG LLP, independent auditors, to audit the consolidated financial statements of PeopleSoft for the fiscal year ending December 31, 2003 and recommends that the stockholders ratify this selection. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of PeopleSoft and its stockholders.

        KPMG LLP was selected by the Board in June 2002 to audit PeopleSoft's financial statements for the 2002 fiscal year. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Information about the Company's Auditors

        KPMG LLP has served as PeopleSoft's independent auditors since June 2002. KPMG provided internal audit services to the Company prior to KPMG's appointment as PeopleSoft's external auditor. PeopleSoft did not consult with KPMG LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

        KPMG LLP served as the Company's internal auditors prior to its appointment in June 2002 as PeopleSoft's independent auditors.

        In September 2002, the Company retained the accounting firm Ernst & Young LLP as its internal auditors.

        PeopleSoft incurred the fees shown in the following table for professional services provided by KPMG LLP for the fiscal year ended December 31, 2002.

2002
Audit Fees(1)	$1,527,000
Audit Related Fees(2)	$0
Tax Fees(3)	$74,000
All Other Fees(4)	$378,000

Total	$1,979,000

(1)
Includes fees for audit services principally related to the year-end examination and the quarterly reviews of PeopleSoft's consolidated financial statements, consultation on matters that arise during a review or audit, and statutory audits of PeopleSoft's foreign subsidiaries.

(2)
Includes fees which are for assurance and related services other than those included in Audit Fees.

(3)
Includes fees for tax compliance, tax planning, and tax advice.

(4)
Includes fees for all other non-audit services, principally for internal audit services that relate to the period prior to the Company appointing KPMG as its independent public accountants.

        The Audit Committee of the Board of Directors has considered whether non-audit services provided by KPMG LLP are compatible with maintaining KPMG's independence. The Audit Committee is satisfied that such services rendered by KPMG LLP are so compatible.

        Effective October 16, 2001, PeopleSoft International BV, a subsidiary of PeopleSoft, Inc. ("Licensor"), and KPMG International Investment BV ("Licensee"), a subsidiary of KPMG International, of which KPMG LLP is a member firm, entered into a Distribution License Agreement pursuant to which Licensee was entitled to use internally and to distribute with its own derivative product to its member firms and end users a module of software belonging to Licensor known as the Business Analysis Modeler. Licensee was to pay a royalty to Licensor based on distribution, and Licensor was to provide maintenance and support to Licensee, its member firms and end users, to provide updates to the software module and to provide consulting services at an agreed rate. The Distribution License Agreement was amended effective May 31, 2002, to eliminate any obligation to provide maintenance and support, updates or consulting services and to terminate any obligation to pay royalties to Licensor. The Distribution License Agreement will terminate not later than May 31, 2004.

Prior Auditors of the Company

        On June 5, 2002, PeopleSoft terminated its relationship with Arthur Andersen LLP as the independent accountants of PeopleSoft. The reports of Arthur Andersen LLP on PeopleSoft's financial statements for the two fiscal years prior to Arthur Andersen's termination did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of Directors of PeopleSoft.

        During the two fiscal years ending December 31, 2001 and through June 5, 2002, there were no disagreements between PeopleSoft and Arthur Andersen LLP as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in their reports on the financial statements for such periods within the meaning of Item 304(a)(1)(iv) of Regulation S-K, an SEC rule. During the two fiscal years ending December 31, 2001 and through June 5, 2002, no reportable events occurred (as defined in Item 304(a)(1)(iv) of

Regulation S-K). Arthur Andersen LLP has furnished PeopleSoft with a letter addressed to the SEC stating that it agrees with the above statements. A copy of this letter was included as Exhibit 16.1 to PeopleSoft's Current Report on Form 8-K filed on June 5, 2002.

Vote Required

        The affirmative vote of a majority of the Votes Cast is required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE FOR PROPOSAL THREE

PROPOSAL NO. 4

EXPENSING OF STOCK OPTIONS

        The AFSCME Employees Pension Plan, located at 1625 L Street, N.W., Washington, D.C. 20036, and the Connecticut Retirement Plans and Trust Funds, located at 55 Elm Street, Hartford, CT 06106-1773, the beneficial owners of approximately 3,428 and 208,387 shares, respectively, of PeopleSoft Common Stock, have co-sponsored and submit the following resolution and supporting statement:

        RESOLVED, that the shareholders of PeopleSoft, Inc. ("PeopleSoft") urge the Board of Directors to adopt a policy that the cost of employee stock options be recognized in PeopleSoft's income statement.

Supporting Statement

        Stock options comprise a large portion of PeopleSoft's senior executive compensation. In 2001, CEO Craig Conway's cash compensation totaled $3,325,000, while the value of stock options he was awarded was $13,167,481 or $33,368,983, depending on the return assumption used. As of December 31, 2001, Mr. Conway held $74,522,187 worth of in-the-money options.

        U.S. accounting principles allow companies to choose between two alternatives when accounting for fixed stock option awards like those made by PeopleSoft: they can "expense" the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. PeopleSoft has elected footnote disclosure rather than expensing.

        We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: "If stock options aren't a form of compensation, what are they? If compensation isn't an expense, what is it? And, if expenses shouldn't go into the calculation of earnings, where in the world do they go?"

        The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst's Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor's recently began calculating a "core earnings" number in which the cost of options is treated as an expense.

        We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 80 companies had announced their intention to expense stock options as of October 7, 2002, according to Investor Relations Business.

        Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board's Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

        Finally, we believe that not expensing stock options may lead to overuse by companies that see them as "free money." As Standard & Poor's put it in its recent report, "when something is significantly underpriced, it is often also substantially overconsumed." We believe this concern is relevant to PeopleSoft, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of PeopleSoft's equity compensation plans stands at 21.81%.

        We urge shareholders to vote FOR this proposal.

PeopleSoft Board of Directors' Response

        The Board of Directors strongly opposes this proposal. Our opposition is based on our belief that expensing stock options would hurt PeopleSoft stockholders.

  Stock Options are Critical to Recruiting and Retaining Talented Employees.

        Adopting a policy of expensing options may lead us to significantly reduce or potentially eliminate the options we grant to employees. In our view that change would damage our ability to attract and retain the most qualified employees. PeopleSoft's success is directly linked to the talents of our people; losing talented employees ultimately hurts stockholders.

  Broad Stock Option Grants Improve Performance.

        A recent study1 clearly demonstrates that companies with broad-based stock option plans have significantly higher productivity levels and growth rates. At PeopleSoft:

  •
  Over 80% of our employees have stock options.

  •
  82% of all stock options are held by non-executives.

        Our broad-based option plans align the interests of our employees with those of our stockholders. If we expense stock options, we may be compelled to dramatically reduce or even eliminate the options granted to our employees. We believe that such a change would hurt stockholders by eliminating the alignment of interests between stockholders and employees.

  We Believe that Expensing Options Reduces Transparency and Accuracy of Financial Reporting.

        We believe that expensing stock options would dramatically reduce the transparency and accuracy of our financial reporting for the following reasons:

  •
  Expensing stock options distorts earnings.

    Stock options are not like other costs or expenses. When PeopleSoft issues options to our employees, there is no cash or economic impact to the Company. Stock options are an employee's incentive to share in the stockholder value they create. That incentive has an impact on the ownership of the Company, not the income. We believe it would distort our results to treat stock options as if they had an economic impact on PeopleSoft.

  •
  There is no universally accepted method to determine the value of an option.

    There are several methods available to estimate the value of an option. Companies with identical option grants can calculate significantly different impacts. Without a consistent method of calculation, the comparability between companies' earnings is significantly diminished, reducing

1
Sesil, and Kroumova, Public Companies with Broad-Based Stock Options: Corporate Performance from 1992-1997, (2002 http://www.nceo.org/library/optionreport.html).

  financial clarity. We believe that any financial reporting system that is based on so much subjectivity and inconsistency is damaging to our stockholders.

  •
  Many options "expensed" under the proposal will never be exercised.

    Every year a significant number of employee options expire or are cancelled because the exercise price is never attained, the employee leaves before the options vest or for other reasons. What ultimately happens to an option is completely ignored when calculating the "expense." All options, even if they are never exercised, are used in calculating the "expense." The result is an overstatement of the true impact of option grants. That overstatement reduces financial accuracy.

  •
  Our financial statements accurately describe the impact of options.

    We believe our in-depth footnote disclosure accurately describes the impact of options on our stockholders. The information we provide clearly shows the effect of options on our earnings per share and stockholder dilution, key metrics for stockholders. Our current disclosures are clear, transparent and accurate. They are also consistent with generally accepted accounting principles and all other reporting requirements.

  The Estimated Value of Options Can Fluctuate Dramatically.

        In our view, the true value of an option is determined by two vital pieces of information: the exercise date and the share price on that date. Neither of these facts is known at the time an option is granted. The stock may never appreciate and the option may never be exercised. The available methods for valuation of options are based upon assumptions about what might or might not happen at some point in the future.

        The value of Mr. Conway's options referenced by the proponents points out this problem. In our 2002 Proxy, Mr. Conway's options had a value as of December 31, 2001 of $74.5 million. Those very same options had a value of $7.6 million as of March 25, 2003, a decline of 90% in 14 months. Both amounts represent theoretical values calculated as if all the shares were exercised on that day, which they certainly were not. The actual value of the options won't be known until the options are exercised.

  The Financial Accounting Standards Board Is Addressing This Issue.

        The Financial Accounting Standards Board ("FASB") recently announced a project to reconsider the accounting for stock options. Until FASB reaches a conclusion, we believe it is premature to change our accounting and report our earnings based on a system that is so subjective and not tied to the true economic impact to PeopleSoft. To do so, in our view, would create unnecessary and potentially damaging confusion for our stockholders.

  We Believe That Expensing Options Sends No "Signal" to the Market About Corporate Governance.

  •
  According the AFSCME Statement, 80 companies have decided to expense options. That is a very small group when compared to the more than 6,000 companies that are traded on the NASDAQ and NYSE who have elected not to expense options.

  •
  We believe that the handful of companies that have elected to expense stock options do not have broad-based employee programs. We believe that most of these companies use options as a perk for senior executives; and, unlike PeopleSoft, the majority of their employees are not allowed to participate in the stock option grants. Our view is supported by Phil Angelides, the California State Treasurer, who stated in an open letter dated April 17, 2003, addressed to institutional investors: "I am concerned about proposals—such as the expensing of options—that will curtail the adoption of broad-based plans that contribute to productive innovation and long-term growth."

  •
  PeopleSoft's continued success is based on the creativity and innovation of our employees. Our broad-based option plans foster innovation and creativity and align employee and stockholder interests.

  •
  Stockholders already participate in option decisions—their approval is required to increase the shares available under our stock option plans for executives according to the terms of the plans.

  We Believe That Recent Financial Scandals Are Unrelated to the Accounting Treatment of Stock Options.

        In our view, the advocates of expensing options are using this issue in the mistaken belief that a new accounting policy will solve the problems of investor confidence. We believe that a close examination of the underlying issues would reveal that expensing stock options had absolutely nothing to do with the recent scandals. Recent legislative changes such as the Sarbanes-Oxley Act of 2002 have focused more accurately on the root causes for the current crisis in investor confidence.

        For all of the reasons set forth above, the Board of Directors believes that maintaining our current accounting treatment of employee stock options is in the best interests of PeopleSoft's stockholders.

Vote Required

        The affirmative vote of a majority of the Votes Cast is required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE AGAINST PROPOSAL FOUR

COMPANY STOCK PERFORMANCE

        The information contained in this section shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that PeopleSoft specifically incorporates it by reference into such filing.

        The following graph compares the cumulative total return on a percentage basis to stockholders on PeopleSoft's Common Stock from December 31, 1997 through December 31, 2002 to the cumulative total return of (i) the Nasdaq National Market (U.S. Companies) Index, (ii) the S&P 500 Index and (iii) the Nasdaq Computer and Data Processing Services Group Index, and assuming the investment of $100 in PeopleSoft's Common Stock and in each of the other indices, and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PEOPLESOFT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

* $100 invested on 12/31/97 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

OTHER MATTERS

        PeopleSoft knows of no other matters to be addressed at the Annual Meeting. If any other matters are properly addressed at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented in the manner as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

By:	Craig A. Conway, President and Chief Executive Officer

Dated: April 28, 2003

APPENDIX A

PEOPLESOFT, INC.
2003 DIRECTORS STOCK PLAN

1)
Purposes of the Plan.    The purposes of this Directors Stock Plan are to attract and retain the best available personnel to serve as Outside Directors, to provide additional incentive to Outside Directors and to promote the success of the Company's business. Eligible Outside Directors may be granted Options and Restricted Stock Awards under the Plan.

2)
Definitions.    As used herein, the following definitions shall apply:

a)
"Administrator" means the Board.

b)
"Applicable Laws" means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, the requirements of any regulatory body having jurisdiction with respect to the Plan and the applicable laws of any other country or jurisdiction where Options or Restricted Stock Awards are granted under the Plan.

c)
"Board" means the Board of Directors of the Company.

d)
"Code" means the Internal Revenue Code of 1986, as amended.

e)
"Common Stock" means the Common Stock of the Company.

f)
"Company" means PeopleSoft, Inc., a Delaware corporation.

g)
"Director" means a member of the Board.

h)
"Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

i)
"Employee" means any person, including Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

j)
"Exchange Act" means the Securities Exchange Act of 1934, as amended.

k)
"Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

i)
If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination (or if the markets are closed on such day, on the most recent prior trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if the markets are closed on such day, on the most recent prior trading day); or

      In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

  l)
  "Option" means a stock option granted pursuant to the Plan. All Options granted hereunder shall be nonstatutory stock options which are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Code.

  m)
  "Option Agreement" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

  n)
  "Optioned Stock" means the Common Stock subject to an Option.

  o)
  "Optionee" means the holder of an outstanding Option or Restricted Stock Award granted under the Plan.

  p)
  "Outside Director" means a Director who is not an Employee.

  q)
  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

  r)
  "Plan" means this 2003 Directors Stock Plan.

  s)
  "Prior Plan Option" means any option granted pursuant to the Company's 1992 Directors' Stock Option Plan which is outstanding on or after the date that the Board adopts the Plan.

  t)
  "Restricted Stock" or "Restricted Stock Award" means shares of Common Stock acquired pursuant to the grant of a Restricted Stock Award under Section 10 below.

  u)
  "Restricted Stock Award Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to Restricted Stock granted under the Plan. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

  v)
  "Service Provider" means a person serving as a Director.

  w)
  "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 below.

  x)
  "Subsidiary" means any "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3)
Stock Subject to the Plan.    Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to (a) Options and Restricted Stock Awards granted under the Plan, plus (b) Prior Plan Options is 2,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

  If an Option or a Prior Plan Option expires or becomes unexercisable without having been exercised in full, or, if Shares issued pursuant to a Restricted Stock Award are forfeited back to the Company, the unpurchased Shares (or for Restricted Stock Awards, the forfeited shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4)
Administration of the Plan.

a)
Administrator.    The Plan shall be administered by the Board.

b)
Powers of the Administrator.    Subject to the provisions of the Plan, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion, and only to the extent consistent with the other provisions of this Plan:

i)
to determine the Fair Market Value;

    ii)
    to select the Outside Directors to whom Options and Restricted Stock Awards may from time to time be granted hereunder;

    iii)
    to determine the number of Shares to be covered by each such award granted hereunder;

    iv)
    to approve forms of agreement for use under the Plan;

    v)
    to determine the terms and conditions of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), and any other restriction or limitation regarding any Option or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

    vi)
    to determine whether and under what circumstances an Option may be bought out in cash under subsection 9(e);

    vii)
    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

    viii)
    to allow Optionees to satisfy withholding tax obligations, if any, by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or the Shares of Restricted Stock that vest, that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, and no more in any event. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

    ix)
    to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

    x)
    to modify or amend each agreement granted pursuant to this Plan; provided, however, that the Administrator may not without advance stockholder approval (i) adopt a discretionary amendment to an Option to accelerate the vesting of Shares subject to such Option or waive forfeiture restrictions of Restricted Stock Awards, or (ii) amend an Option to reduce the exercise price per Share thereof or to implement an option exchange program pursuant to which an Option could be exchanged for a new Option with a lower exercise price per Share;

    xi)
    to authorize any person to execute on behalf of the Company any instrument required to effect a grant of Restricted Stock previously granted by the Administrator;

    xii)
    to determine the terms and restrictions applicable to Restricted Stock; and

    xiii)
    to make all other determinations deemed necessary or advisable for administering the Plan.

  c)
  Effect of Administrator's Decision.    All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

5)
Eligibility.

a)
Options and Restricted Stock Awards may only be granted to Outside Directors.

b)
Neither the Plan nor any Option or Restricted Stock Award shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

6)
Establishment and Term of Plan.    The Plan shall become effective on May 27, 2003, subject to approval by the stockholders of the Company. No Shares shall be issued pursuant to the Plan prior to obtaining such stockholder approval. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the Shares available for issuance under the Plan have been issued and all restrictions on such Shares under the terms of the Plan and any Option Agreements or Restricted Stock Award Agreements have lapsed.

7)
Term of Option.    The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

8)
Option Exercise Price and Consideration.

a)
The per share exercise price for the Shares to be issued upon exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

b)
The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator. Such consideration may consist of (1) cash, (2) check, (3) other Shares which (x) in the case of Shares acquired directly or indirectly from the Company, have been owned by the Optionee for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (5) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9)
Exercise of Option.

a)
Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

    An Option shall be deemed exercised when the Company or its designated broker receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

    Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

  b)
  Termination of Relationship as a Service Provider.    If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within ninety (90) days after the date of termination (or such other period of time as is specified in the Option Agreement) to the extent that the Option is vested on the date of termination, but in no event later than the expiration of the term of the Option as set forth in the Option Agreement (the "Option Expiration Date"). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

  c)
  Disability of Optionee.    If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within six (6) months after the date of termination (or such other period of time as is specified in the Option Agreement) to the extent the Option is vested on the date of termination, but in no event later than the Option Expiration Date. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

  d)
  Death of Optionee.    If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months after the date of the Optionee's death (or such other period of time as is specified in the Option Agreement), but in no event later than the Option Expiration Date), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. The Option will be exercisable during such period to the extent that the right to exercise the Option would have accrued had the Optionee continued living and remained a Service Provider for one (1) year after the date of death. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the portion of the Option which would not have vested as of the date one (1) year after the date of the Optionee's death shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

  e)
  Buyout Provisions.    The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10)
Restricted Stock Awards.    Restricted Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock is awarded, subject to Section 12 and the following: (a) for vesting solely based on an Optionee continuing as a Service Provider, no more than 1/3 of such awards will vest no earlier than the one (1) year anniversary of the grant date, and the remaining Shares will vest quarterly thereafter, such that an Optionee will be 100% vested no earlier than the third anniversary of the grant date, subject to continuing as a Service Provider, or (b) for vesting based on a hybrid of performance and continuing service, there will be a minimum service-based cliff vest of at least one year, i.e., no vesting in any event unless a minimum of one year of service has elapsed from the date of grant. The Administrator shall require the recipient to sign a Restricted Stock Award Agreement as a condition of the award. The Restricted Stock Award Agreement may contain such terms, conditions, representations and warranties as the Administrator may require. The certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

11)
Non-Transferability of Options and Restricted Stock Awards.    Except as determined otherwise by the Administrator in its discretion, Options and Restricted Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

12)
Adjustments upon Changes in Capitalization, Merger or Asset Sale.

a)
Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option or Restricted Stock Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Restricted Stock Award, as well as the price per share of Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or Restricted Stock Award.

b)
Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

c)
Merger or Asset Sale.    In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding Option and Restricted Stock Award (to the extent the Company's right to return of forfeited shares subject to the Restricted Stock Award had not terminated as of the date of closing of the merger or asset sale) shall be assumed or an equivalent option, right or agreement substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that a Restricted Stock Award Agreement is not assumed or substituted, the Company's right to return of forfeited Shares shall terminate as of the date of the closing of the merger or asset sale. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option with respect to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this Section 12(c), the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets. For purposes of this Section 12(c), a Restricted Stock Award shall be considered assumed if, following the merger or sale of assets, the Restricted Stock Award, for each Share subject to the Restricted Stock Award that was unvested immediately prior to the merger or sale of assets, confers the right to receive upon subsequent vesting the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Stock for each Share subject to the Restricted Stock Award on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon the subsequent vesting of the Restricted Stock Award to be solely stock of the successor corporation or it Parent equal in fair market value to the per share consideration received by holders of Stock in the merger or sale of assets.

13)
Time of Granting Options and Restricted Stock Awards.    The date of grant of an Option or Restricted Stock Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Restricted Stock Award, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Outside Director to whom an Option or Restricted Stock Award is so granted within a reasonable time after the date of such grant.

14)
Amendment and Termination of the Plan.

a)
Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval to the extent that stockholder approval is necessary or desirable to comply with Applicable Laws.

b)
Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to awards granted under the Plan prior to the date of such termination.

15)
Conditions Upon Issuance of Shares.    Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such Shares complies with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16)
Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17)
Reservation of Shares.    The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

DETACH HERE

PROXY

PEOPLESOFT, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of PeopleSoft, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2003, and hereby appoints Kevin T. Parker and Anne S. Jordan, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on May 27, 2003 at 10:00 a.m. PDT, at the Carr America Visitor's Center at 4400 Rosewood Drive, Pleasanton, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees for directors, FOR proposals 2 and 3 and AGAINST proposal 4, and as said proxies deem advisable on such matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PEOPLESOFT, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.
Vote-by-Internet			Vote-by-Telephone
[GRAPHIC]			[GRAPHIC]
1.	Log on to the Internet and go to http://www.eproxyvote.com/psft	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,  please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PeopleSoft's Board of Directors recommends a vote FOR the election of the nominees below.								PeopleSoft's Board of Directors recommends a vote FOR proposals 2 and 3.
1.	To elect three (3) Class I directors to serve two-year terms.
	Class I Nominees:									FOR	AGAINST	ABSTAIN
	(01) David A. Duffield, (02) Aneel Bhusri and (03) Steven D. Goldby							2.	To approve our 2003 Directors Stock Plan, as described in the Proxy Statement.	☐	☐	☐
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES			3.	To ratify the appointment of KPMG, LLP as our independent auditors for the year ending December 31, 2003.	☐	☐	☐
	☐	For all nominees except as noted above				☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	PeopleSoft's Board of Directors recommends a vote AGAINST proposal 4.
										FOR	AGAINST	ABSTAIN
								4.	To approve a stockholder proposal urging the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in PeopleSoft's income statement.	☐	☐	☐
								5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.
Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 27, 2003
MAPS TO CARR AMERICA VISITOR'S CENTER IN PLEASANTON AND LOCATION OF STOCKHOLDER MEETING ROOM
PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF THE 2003 DIRECTORS STOCK PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 4 EXPENSING OF STOCK OPTIONS
COMPANY STOCK PERFORMANCE
OTHER MATTERS
APPENDIX A
PROXY PEOPLESOFT, INC. 2003 ANNUAL MEETING OF STOCKHOLDERS